Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158778 on Form S-3 of our report dated February 24, 2009 (June 23, 2009 as to Notes 2 and 5 related to the effects of the retrospective application of FSP APB 14-1 and Note 15) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective application of FSP APB  14-1 as described in Notes 2 and 5 and the inclusion of condensed consolidating financial information of Bill Barrett Corporation and its subsidiaries in Note 15) appearing in this Current Report on Form 8-K of Bill Barrett Corporation.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

June 23, 2009